As filed with the Securities and Exchange Commission on July 18, 2013

Registration No. 333-189397

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RETAILMENOT, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	7389	26-0159761
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

301 Congress Avenue, Suite 700

Austin, Texas 78701

(512) 777-2970

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

G. Cotter Cunningham

Chief Executive Officer

301 Congress Avenue, Suite 700

Austin, Texas 78701

(512) 777-2970

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Samer M. Zabaneh Philip W. Russell DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701 (512) 457-7000	Louis J. Agnese, III General Counsel and Secretary RetailMeNot, Inc. 301 Congress Avenue, Suite 700 Austin, Texas 78701 (512) 777-2970	Paul R. Tobias Joseph M. Alcorta Wilson Sonsini Goodrich & Rosati, Professional Corporation 900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, Texas 78746 (512) 338-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):  ☐ Large accelerated filer, ☐ Accelerated filer, ☒ Non-accelerated filer (do not check if a smaller reporting company) or ☐ Smaller reporting company.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Series 1 common stock, par value $0.001	$230,000,000	$31,372.00(2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. Includes offering price of additional shares that the underwriters have the option to purchase.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-189397) is being filed solely for the purpose of amending Exhibits 10.4.8, 10.4.9 and 10.5.1. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the sale of Series 1 common stock being registered. All amounts are estimates except the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NASDAQ Global Select Market listing fee.

SEC registration fee	$31,372
FINRA filing fee	36,725
NASDAQ Global Select Market listing fee	200,000
Blue sky fees and expenses	5,000
Transfer agent and registrar fees	10,000
Accounting fees and expenses	700,000
Legal fees and expenses	1,900,000
Printing and engraving costs	250,000
Miscellaneous expenses	100,000

Total	$3,233,097

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation to be effective immediately prior to the completion of this offering includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	For any breach of the director’s duty of loyalty;

•	For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	Under section 174 of the Delaware General Corporation law regarding unlawful dividends and stock purchases; or

•	For any transaction for which the director derived an improper personal benefit.

•	As permitted by the Delaware General Corporation Law, our amended and restated bylaws to be effective immediately prior to the completion of this offering provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	we may indemnify our other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•

we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding; and

•	the rights conferred in our amended and restated bylaws are not exclusive.

We intend to enter into indemnity agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our restated certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in material claims for indemnification.

The indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws, each to be effective immediately prior to the completion of this offering, and the indemnity agreements entered into between us and each of our directors and officers may be sufficiently broad to permit indemnification of the our directors and officers for liabilities arising under the Securities Act.

Reference is also made to the underwriting agreement, which provides for the indemnification of our officers, directors and controlling persons against certain liabilities.

We are seeking to obtain directors’ and officers’ liability insurance and expect the insurance to include coverage for securities matters.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, RetailMeNot, Inc. has sold and issued the following unregistered securities:

1.	On May 12, 2010, we sold and issued an aggregate of 312,500 shares of our Series A-1 preferred stock (which shares were later converted into shares of our Series B-1 preferred stock pursuant to our Second Amended and Restated Certificate of Incorporation as filed on November 23, 2010) to four accredited investors at a purchase price of $4.00 per share for aggregate consideration of approximately $1.3 million.

2.	On November 24, 2010, we sold and issued an aggregate of 18,665,952 shares of our Series B-2 preferred stock to ten accredited investors at a purchase price of $4.66 per share for aggregate consideration of approximately $87.0 million.

3.	On November 24, 2010, we sold and issued an aggregate of 4,291,022 shares of our Series B-2 preferred stock to two accredited investors as partial consideration in connection with our acquisition of the assets of RetailMeNot.com at a price of $4.66 per share for aggregate consideration of approximately $20.0 million.

4.	On December 17, 2010, we sold and issued an aggregate of 35,334 shares of our Series B-1 preferred stock to an accredited investor pursuant to the exercise of a right to purchase capital stock of the Company received in connection with our acquisition of certain assets of CSB Media Company. The shares were sold at a purchase price of approximately $3.54 per share for aggregate consideration of approximately $125,000.

5.	On May 20, 2011, we sold and issued an aggregate of 2,145,512 shares of our Series B-2 preferred stock to an accredited investor at a purchase price of $4.66 per share for aggregate consideration of approximately $10.0 million.

6.	On August 12, 2011, we sold and issued an aggregate of 3,861,916 shares of our Series B-2 preferred stock to 11 accredited investors pursuant to the exercise of outstanding warrants. The shares were sold at a purchase price of $4.66 per share for aggregate consideration of approximately $18.0 million.

7.	On August 17, 2011, we sold and issued an aggregate of 978,998 shares of our Series B-4 preferred stock to six individuals as partial consideration in connection with our acquisition of eConversions Limited at a price of $7.15 per share for aggregate consideration of approximately $7.0 million.

8.	On September 1, 2011, we sold and issued an aggregate of 17,482 shares of our Series B-4 preferred stock to an accredited investor at a purchase price of $7.15 per share for aggregate consideration of approximately $125,000.

9.	On October 28, 2011, we sold and issued an aggregate of 3,053,747 shares of our Series B-3 preferred stock to an accredited investor at a purchase price of $16.37 per share for aggregate consideration of approximately $50.0 million.

10.	On October 28, 2011, we sold and issued an aggregate of 6,107,494 shares of our Series BB-3 preferred stock to two accredited investors at a purchase price of $16.37 per share for aggregate consideration of approximately $100.0 million.

11.	On May 10, 2012, we sold and issued an aggregate of 182,425 shares of our Series B-5 preferred stock to two accredited investors as partial consideration in connection with our acquisition of Miwim at a price of $16.45 per share for aggregate consideration of approximately $3.0 million.

12.	On March 22, 2013, we sold and issued an aggregate of 457,796 shares of our Series 1 common stock to an accredited investor pursuant to the exercise of an outstanding warrant. The shares were sold at a purchase price of $0.004 per share for aggregate consideration of approximately $2,000.

13.	During the three-year period ending June 30, 2013, an aggregate of 366,912 shares of our Series 1 common stock were issued to employees, consultants and directors upon exercise of stock options under our 2007 Stock Plan, for an aggregate consideration of approximately $1.0 million.

14.	During the three-year period ending June 30, 2013, we have granted to employees, consultants and directors options to purchase 5,861,048 shares of our Series 1 common stock under our 2007 Stock Plan. The exercise price per share of these options ranged from $1.12 to $19.00.

No underwriters were involved in the foregoing sales of securities. The issuances of the securities described above were deemed to be exempt from registration under the Securities Act, in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering, Regulation S of the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefits plans and contracts relating to compensation.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
1.1††	Form of Underwriting Agreement.

2.1†	Asset Purchase Agreement for the purchase of RetailMeNot.com, dated November 24, 2010.

2.2†	Agreement Relating to the Sale and Purchase of the Entire Issued Share Capital of eConversions Limited, dated August 15, 2011.

3.1.1†	Fifth Amended and Restated Certificate of Incorporation dated May 9, 2012.

3.1.2†	Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation, dated September 12, 2012.

3.1.3†	Second Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation, dated March 8, 2013.

3.1.4†	Third Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation, dated April 4, 2013.

3.1.5††	Fourth Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation, dated June 12, 2013.

3.2††	Form of Sixth Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the offering.

3.3†	Bylaws of the Registrant, as currently in effect.

3.4††	Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering.

4.1.1†	Third Amended and Restated Investors’ Rights Agreement dated October 28, 2011.

4.1.2†	Amendment to Third Amended and Restated Investors’ Rights Agreement dated May 10, 2012.

4.2.1†	Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated October 28, 2011.

4.2.2†	Amendment to Third Amended and Restated Right of First Refusal and Co- Sale Agreement dated May 10, 2012.

4.3.1†	Third Amended and Restated Voting Agreement dated October 28, 2011.

4.3.2†	Amendment to Third Amended and Restated Voting Agreement dated May 10, 2012.

4.3.3††	Voting Agreement dated July 5, 2013.

4.4†	Warrant to Purchase Series 1 common stock issued to Escalate Capital Partners on November 24, 2010.

4.5†	Term Loan A Note dated November 24, 2010, payable to Comerica Bank in the original principal amount of $35,000,000.

4.6†	Term Loan A Note dated November 24, 2010, payable to Square 1 Bank in the original principal amount of $10,000,000.

5.1††	Opinion of DLA Piper LLP (US).

10.1†	Form of Indemnification Agreement for directors and officers.

10.2.1†	2007 Stock Plan and forms of agreement thereunder.

10.2.2†	First Amendment to the 2007 Stock Plan.

10.2.3†	Second Amendment to the 2007 Stock Plan.

10.2.4†	Third Amendment to the 2007 Stock Plan.

10.2.5†	Fourth Amendment to the 2007 Stock Plan.

10.2.6†	Fifth Amendment to the 2007 Stock Plan.

10.2.7†	Sixth Amendment to the 2007 Stock Plan.

10.3†	Form of the Registrant’s 2012 Bonus Plan for Officers dated May 22, 2012.

10.4.1†	Term Loan Agreement by and among Comerica Bank, as administrative agent for the lenders named therein, and the Registrant et al, dated November 24, 2010.

10.4.2†	First Amendment to Term Loan Agreement.

10.4.3†	Second Amendment to Term Loan Agreement.

10.4.4†	Third Amendment to Term Loan Agreement.

10.4.5†	Fourth Amendment to Term Loan Agreement.

10.4.6†	Fifth Amendment to Term Loan Agreement.

10.4.7†	Sixth Amendment to Term Loan Agreement.

10.4.8	Amended and Restated Revolving Credit and Term Loan Agreement by and among Comerica Bank, as administrative agent for the lenders named therein, and the Registrant et al, dated July 1, 2013.
10.4.9

Security Agreement by and among Comerica Bank, as administrative agent for the lenders named therein, the Registrant, Spectrawide Acquisition Co., LLC, CSB Acquisition Co., LLC, CLTD Acquisition Co., LLC, Smallponds, LLC, Deals.com, LLC, RNOT, LLC and WSM CV, LLC, dated July 1, 2013.

10.5†	Intellectual Property Security Agreement by and among the Registrant, Comerica Bank, Spectrawide Acquisition Co., LLC, Spectrawide Inc., CSB Acquisition Co., LLC, CLTD Acquisition Co., LLC, Smallponds, LLC, Deals.com, LLC and RMN Acquisition Co., LLC, dated November 24, 2010.
10.5.1

Intellectual Property Security Agreement by and among Comerica Bank, as administrative agent for the lenders named therein, the Registrant, Spectrawide Acquisition Co., LLC, CSB Acquisition Co., LLC, CLTD Acquisition Co., LLC, Smallponds, LLC, Deals.com, LLC, RNOT, LLC and WSM CV, LLC, dated July 1, 2013.

10.6.1†	Lease Agreement by and between the Registrant and NOP 301 Congress LP, dated May 24, 2011.
10.6.2†	Amendment No. 1 to Lease Agreement by and between the Registrant and NOP 301 Congress LP, dated November 14, 2011.
10.6.3†	Amendment No. 2 to Lease Agreement by and between the Registrant and NOP 301 Congress LP, dated November 9, 2012.
10.6.4††	Amendment No. 3 to Lease Agreement by and between the Registrant and NOP 301 Congress LP, dated January 21, 2013.
10.7.1†	Counterpart Lease Agreement by and among Northburgh House Limited, eConversions Limited and RetailMeNot UK Ltd., dated June 24, 2011.
10.7.2†	Termination of Lease Agreement by and among Northburgh House Limited, eConversions Limited and RetailMeNot UK Ltd., dated February 1, 2013, and effective as of August 10, 2013.
10.8.1†	Underlease, dated 1/10/07, amongst Billingford Investments Limited, Braiseworth Investments Limited and Carlton Communications Limited, dated January 10, 2007.
10.8.2†	Agreement for the Assignment of the Underlease, between Carlton Communications Limited and the Registrant, dated March 11, 2013.
10.9.1†	Lease Agreement by and between MIWIMMO, Société Civile Immobilière (a real estate company) and MIWIM, Société à Responsabilité Limitée (a limited liability company), dated September 23, 2009.
10.9.2†	Amendment to Lease by and between MIWIMMO, Société Civile Immobilière (a real estate company) and MIWIM, Société à Responsabilité Limitée (a limited liability company), dated December 31, 2010.
10.10†	Employment Agreement between the Registrant and G. Cotter Cunningham, dated effective as of March 1, 2013.
10.11†	Employment Agreement between the Registrant and Kelli A. Beougher, dated effective as of March 1, 2013.
10.12†	Employment Agreement between the Registrant and Douglas C. Jeffries, dated effective as of March 1, 2013.
10.13†	Employment Agreement between the Registrant and Paul M. Rogers, dated effective as of March 1, 2013.
10.14†	Employment Agreement between the Registrant and Louis J. Agnese, III, dated effective as of March 1, 2013.
10.15†	Employment Agreement between the Registrant and Jagjit S. Bath, dated effective as of March 1, 2013.

10.16†	Employment Agreement between the Registrant and Jillian L. Balis, dated effective as of March 1, 2013.

10.17†	Commission Junction Publisher Service Agreement dated November 16, 2010, as assigned to RNOT, LLC pursuant to the Assignment and Assumption Amendment dated November 24, 2010.

10.18†	LinkShare Corporation Publisher Membership Agreement, as assigned to the Registrant and RNOT, LLC pursuant to the Consent to Assignment of Agreement dated November 24, 2010.

10.19.1†	Google Affiliate Network Online Program Terms and Conditions.

10.19.2†	Google Affiliate Network Program Policies.

10.19.3†	Google AdSense Online Standard Terms and Conditions.

10.20††	2013 Equity Incentive Plan.

10.21††	2013 Employee Stock Purchase Plan.

10.22†	Board Offer Letter between the Registrant and Brian H. Sharples, dated as of July 11, 2011.

10.23†	Board Offer Letter between the Registrant and Greg J. Santora, dated as of April 24, 2013.

21.1†	List of Subsidiaries of the Registrant.

23.1††	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2††	Consent of Shinewing Hall Chadwick, Independent Registered Public Accounting Firm.

23.3††	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1††	Power of Attorney (see page II-8 to the original filing of this registration statement on Form S-1).

†	Included with prior confidential submission.
††	Included with prior filing.

Financial statement schedules have been omitted because the information required to be set forth therein is either inapplicable or is shown in our consolidated financial statements or notes thereto, other than with respect to the statement above related to dividend payments.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas on July 18, 2013.

RETAILMENOT, INC.

By:	/s/ G. Cotter Cunningham
G. Cotter Cunningham President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ G. Cotter Cunningham	President, Chief Executive Officer (Principal Executive Officer) and Director	July 18, 2013
G. Cotter Cunningham

/s/ Douglas C. Jeffries	Chief Financial Officer (Principal Financial Officer)	July 18, 2013
Douglas C. Jeffries

/s/ Thomas E. Aylor	Principal Accounting Officer	July 18, 2013
Thomas E. Aylor

*	Director	July 18, 2013
C. Thomas Ball

*	Director	July 18, 2013
Jeffrey M. Crowe

*	Director	July 18, 2013
Jules A. Maltz

*	Director	July 18, 2013
Greg J. Santora

*	Director	July 18, 2013
Brian H. Sharples

*	Director	July 18, 2013
Karim B. Faris

*By:	/s/ G. Cotter Cunningham
G. Cotter Cunningham Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1††	Form of Underwriting Agreement.

2.1†	Asset Purchase Agreement for the purchase of RetailMeNot.com, dated November 24, 2010.

2.2†	Agreement Relating to the Sale and Purchase of the Entire Issued Share Capital of eConversions Limited, dated August 15, 2011.

3.1.1†	Fifth Amended and Restated Certificate of Incorporation dated May 9, 2012.

3.1.2†	Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation, dated September 12, 2012.

3.1.3†	Second Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation, dated March 8, 2013.

3.1.4†	Third Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation, dated April 4, 2013.

3.1.5††	Fourth Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation, dated June 12, 2013.

3.2††	Form of Sixth Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the offering.

3.3†	Bylaws of the Registrant, as currently in effect.

3.4††	Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering.

4.1.1†	Third Amended and Restated Investors’ Rights Agreement dated October 28, 2011.

4.1.2†	Amendment to Third Amended and Restated Investors’ Rights Agreement dated May 10, 2012.

4.2.1†	Third Amended and Restated Right of First Refusal and Co-Sale Agreement dated October 28, 2011.

4.2.2†	Amendment to Third Amended and Restated Right of First Refusal and Co- Sale Agreement dated May 10, 2012.

4.3.1†	Third Amended and Restated Voting Agreement dated October 28, 2011.

4.3.2†	Amendment to Third Amended and Restated Voting Agreement dated May 10, 2012.

4.3.3††	Voting Agreement dated July 5, 2013.

4.4†	Warrant to Purchase Series 1 common stock issued to Escalate Capital Partners on November 24, 2010.

4.5†	Term Loan A Note dated November 24, 2010, payable to Comerica Bank in the original principal amount of $35,000,000.

4.6†	Term Loan A Note dated November 24, 2010, payable to Square 1 Bank in the original principal amount of $10,000,000.

5.1††	Opinion of DLA Piper LLP (US).

10.1†	Form of Indemnification Agreement for directors and officers.

10.2.1†	2007 Stock Plan and forms of agreement thereunder.

10.2.2†	First Amendment to the 2007 Stock Plan.

10.2.3†	Second Amendment to the 2007 Stock Plan.

10.2.4†	Third Amendment to the 2007 Stock Plan.

10.2.5†	Fourth Amendment to the 2007 Stock Plan.

10.2.6†	Fifth Amendment to the 2007 Stock Plan.

10.2.7†	Sixth Amendment to the 2007 Stock Plan.

10.3†	Form of the Registrant’s 2012 Bonus Plan for Officers dated May 22, 2012.

10.4.1†	Term Loan Agreement by and among Comerica Bank, as administrative agent for the lenders named therein, and the Registrant et al, dated November 24, 2010.

10.4.2†	First Amendment to Term Loan Agreement.
10.4.3†	Second Amendment to Term Loan Agreement.
10.4.4†	Third Amendment to Term Loan Agreement.
10.4.5†	Fourth Amendment to Term Loan Agreement.
10.4.6†	Fifth Amendment to Term Loan Agreement.
10.4.7†	Sixth Amendment to Term Loan Agreement.
10.4.8	Amended and Restated Revolving Credit and Term Loan Agreement by and among Comerica Bank, as administrative agent for the lenders named therein, and the Registrant et al, dated July 1, 2013.
10.4.9

Security Agreement by and among Comerica Bank, as administrative agent for the lenders named therein, the Registrant, Spectrawide Acquisition Co., LLC, CSB Acquisition Co., LLC, CLTD Acquisition Co., LLC, Smallponds, LLC, Deals.com, LLC, RNOT, LLC and WSM CV, LLC, dated July 1, 2013.

10.5†	Intellectual Property Security Agreement by and among the Registrant, Comerica Bank, Spectrawide Acquisition Co., LLC, Spectrawide Inc., CSB Acquisition Co., LLC, CLTD Acquisition Co., LLC, Smallponds, LLC, Deals.com, LLC and RMN Acquisition Co., LLC, dated November 24, 2010.
10.5.1

Intellectual Property Security Agreement by and among Comerica Bank, as administrative agent for the lenders named therein, the Registrant, Spectrawide Acquisition Co., LLC, CSB Acquisition Co., LLC, CLTD Acquisition Co., LLC, Smallponds, LLC, Deals.com, LLC, RNOT, LLC and WSM CV, LLC, dated July 1, 2013.

10.6.1†	Lease Agreement by and between the Registrant and NOP 301 Congress LP, dated May 24, 2011.
10.6.2†	Amendment No. 1 to Lease Agreement by and between the Registrant and NOP 301 Congress LP, dated November 14, 2011.
10.6.3†	Amendment No. 2 to Lease Agreement by and between the Registrant and NOP 301 Congress LP, dated November 9, 2012.
10.6.4††	Amendment No. 3 to Lease Agreement by and between the Registrant and NOP 301 Congress LP, dated January 21, 2013.
10.7.1†	Counterpart Lease Agreement by and among Northburgh House Limited, eConversions Limited and RetailMeNot UK Ltd., dated June 24, 2011.
10.7.2†	Termination of Lease Agreement by and among Northburgh House Limited, eConversions Limited and RetailMeNot UK Ltd., dated February 1, 2013, and effective as of August 10, 2013.
10.8.1†	Underlease, dated 1/10/07, amongst Billingford Investments Limited, Braiseworth Investments Limited and Carlton Communications Limited, dated January 10, 2007.
10.8.2†	Agreement for the Assignment of the Underlease, between Carlton Communications Limited and the Registrant, dated March 11, 2013.
10.9.1†	Lease Agreement by and between MIWIMMO, Société Civile Immobilière (a real estate company) and MIWIM, Société à Responsabilité Limitée (a limited liability company), dated September 23, 2009.
10.9.2†	Amendment to Lease by and between MIWIMMO, Société Civile Immobilière (a real estate company) and MIWIM, Société à Responsabilité Limitée (a limited liability company), dated December 31, 2010.
10.10†	Employment Agreement between the Registrant and G. Cotter Cunningham, dated effective as of March 1, 2013.
10.11†	Employment Agreement between the Registrant and Kelli A. Beougher, dated effective as of March 1, 2013.
10.12†	Employment Agreement between the Registrant and Douglas C. Jeffries, dated effective as of March 1, 2013.
10.13†	Employment Agreement between the Registrant and Paul M. Rogers, dated effective as of March 1, 2013.

10.14†	Employment Agreement between the Registrant and Louis J. Agnese, III, dated effective as of March 1, 2013.

10.15†	Employment Agreement between the Registrant and Jagjit S. Bath, dated effective as of March 1, 2013.

10.16†	Employment Agreement between the Registrant and Jillian L. Balis, dated effective as of March 1, 2013.
10.17†	Commission Junction Publisher Service Agreement dated November 16, 2010, as assigned to RNOT, LLC pursuant to the Assignment and Assumption Amendment dated November 24, 2010.

10.18†	LinkShare Corporation Publisher Membership Agreement, as assigned to the Registrant and RNOT, LLC pursuant to the Consent to Assignment of Agreement dated November 24, 2010.

10.19.1†	Google Affiliate Network Online Program Terms and Conditions.

10.19.2†	Google Affiliate Network Program Policies.

10.19.3†	Google AdSense Online Standard Terms and Conditions.

10.20††	2013 Equity Incentive Plan.

10.21††	2013 Employee Stock Purchase Plan.

10.22†	Board Offer Letter between the Registrant and Brian H. Sharples, dated as of July 11, 2011.

10.23†	Board Offer Letter between the Registrant and Greg J. Santora, dated as of April 24, 2013.

21.1†	List of Subsidiaries of the Registrant.

23.1††	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2††	Consent of ShineWing Hall Chadwick, Independent Registered Public Accounting Firm.

23.3††	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1††	Power of Attorney (see page II-8 to the original filing of this registration statement on Form S-1).

†	Included with prior confidential submission.
††	Included with prior filing.